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PROSPECTUS SUPPLEMENT #1                        FILED PURSUANT TO RULE 424(b)(3)
(TO PROSPECTUS DATED JUNE 30, 2000)                   REGISTRATION NO. 333-31894

                       ECHOSTAR COMMUNICATIONS CORPORATION
                                 $1,000,000,000
                 4 7/8% CONVERTIBLE SUBORDINATED NOTES DUE 2007
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         This prospectus supplement relates to the offer and sale from time to time by certain selling securityholders of our 4 7/8% Convertible Subordinated Notes due 2007 and the shares of our class A common stock into which the convertible notes are convertible.

         This prospectus supplement should be read in conjunction with the prospectus dated June 30, 2000, which is to be delivered with this prospectus supplement. The definitions for any capitalized terms used in this prospectus supplement are included in the prospectus.

                               RECENT DEVELOPMENTS

         On July 14, 2000, EchoStar VI was successfully launched on a Lockheed Martin Atlas ILAS rocket from Cape Canaveral, Florida. EchoStar VI will be tested at 148 degrees West Longitude before moving to its final orbital location. Subject to FCC approval, EchoStar VI will operate at 119 degrees West Longitude, rather than the originally planned 110 degree orbital location, and EchoStar I will be moved from the 119 degree orbital location to the 148 degree orbital location. As EchoStar VI is the most powerful DBS satellite manufactured to date, this move would allow us to enhance our primary DBS service at the 119 degree orbital location, as well as increase the number of channels offered to residents of Alaska and Hawaii.

                             SELLING SECURITYHOLDERS

         The information in the table included under the heading "Selling Securityholders" in the prospectus is superceded in part by the information appearing in the following table:

                                                     PRINCIPAL AMOUNT
                                                      OF CONVERTIBLE       SHARES OF CLASS A
                                                    NOTES BENEFICIALLY       COMMON STOCK       SHARES OF CLASS A
                                                    OWNED AND OFFERED       OWNED PRIOR TO        COMMON STOCK
                      NAME                               HEREBY              THE OFFERING       OFFERED HEREBY(1)
Argent Classic Convertible Arbitrage Fund
(Bermuda) L.P.                                         $  11,500,000                                   253,081

Argent Convertible Arbitrage Fund Ltd.                 $   3,000,000                                    66,021

BBT Fund, L.P.                                         $   7,000,000                                    88,028

Bear Stearns & Co., Inc.                               $   7,500,000                                   165,053

BPAmoco Corporation Master Trust for
Employee Pension Plans                                 $   4,160,000                                    91,549

Circlet (IMA) Limited                                  $   3,500,000                                    77,025


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
                                                     PRINCIPAL AMOUNT
                                                      OF CONVERTIBLE       SHARES OF CLASS A
                                                    NOTES BENEFICIALLY       COMMON STOCK       SHARES OF CLASS A
                                                    OWNED AND OFFERED       OWNED PRIOR TO        COMMON STOCK
                      NAME                               HEREBY              THE OFFERING       OFFERED HEREBY(1)
Continental Assurance Company
Separate Account (E)                                   $   1,300,000                                    28,609

Elf Aquitaine                                          $     300,000                                     6,602

Fidelity Advisor Series I: Fidelity Advisor
Asset Allocation Fund                                  $      10,000                                       220

Fidelity Charles Street Trust: Fidelity
Asset Manager                                          $   1,590,000                                    34,991

Fidelity Charles Street Trust: Fidelity
Asset Manager: Agressive                               $     100,000                                     2,201

Fidelity Charles Street Trust: Fidelity
Asset Manager: Income                                  $     200,000                                     4,401

Fidelity Global Asset Allocation Fund                  $     250,000                                     5,502

FIST Convertible Securities Fund                       $   2,000,000                                    44,014

Forest Convertible Fund                                $      65,000                                     1,430

General Motors Welfare Benefit Trust
(L-T Veba)                                             $   1,000,000                                    22,007

General Motors Welfare Benefit Trust
(ST-Veba)                                              $   1,000,000                                    22,007

ING Barrings LLC                                       $   1,000,000                                    22,007

Jeffries & Company                                     $      83,000                                     1,827

JP Morgan Securities, Inc.                             $  35,600,000                                   783,451

KBC Financial Products                                 $   9,500,000                                   209,067

Kentfield Trading, Ltd.                                $   9,500,000                                   209,067

Lehman Brothers, Inc.                                  $  17,985,000                                   395,797

Lord Abbett & Co Oxford Fund                           $     500,000                                    11,004

Lord Abbett Bond Debenture Fund                        $   2,000,000                                    44,014

Merrill Lynch Pierce Fenner & Smith Inc.               $   1,174,000                                    38,292

New York Life Separate Account #7                      $     500,000                                    11,004

Paloma Securities LLC                                  $   6,000,000                                   132,042

Peoples Benefit Life Insurance Company                 $   5,000,000                                   110,035

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
                                                     PRINCIPAL AMOUNT
                                                      OF CONVERTIBLE       SHARES OF CLASS A
                                                    NOTES BENEFICIALLY       COMMON STOCK       SHARES OF CLASS A
                                                    OWNED AND OFFERED       OWNED PRIOR TO        COMMON STOCK
                      NAME                               HEREBY              THE OFFERING       OFFERED HEREBY(1)
Peoples Benefit Life Insurance Company
(Teamster Separate Account)                            $   5,150,000                                   113,336

RBC Capital Services Inc.                              $     185,000                                     4,071

Retail Clerks Pension Trust #2                         $   1,500,000                                    33,011

Sagamore Hill Hub Fund Ltd.                            $   5,000,000                                   110,035

St. Albans Partners Ltd.                               $  10,000,000                                   220,070

St. Thomas Trading, Ltd.                               $      40,000                                       880

Variable Insurance Products Fund: High
Income Portfolio                                       $  50,665,000                                 1,114,987

Yield Strategies Fund II, LP                           $   2,000,000                                    44,014

Zurich HFR Master Hedge Fund                           $      90,000                                     1,981

Zurich HFR Master Hedge Fund Index Ltd.                $      40,000                                       880

Other current and future holders of
convertible Notes(2)                                   $(104,304,000)                               (2,295,423)

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(1)  Assumes a conversion price of $45.44 per share and the payment of cash in lieu of fractional shares.

(2) Information concerning other selling securityholders, including current holders of convertible notes for which we have not received current information regarding their holdings of convertible notes and class A common stock, or information reflecting transfers of their convertible notes and class A common stock to other selling securityholders, will be included in supplements to this prospectus, if required. For purposes of this table, we have assumed that such holders do not beneficially own any other shares of class A common stock, other than the shares issuable upon conversion of the convertible notes.

                                  LEGAL MATTERS

         The information in the prospectus appearing under the caption "Legal Matters" is superceded in its entirety by the following information:

         Friedlob Sanderson Paulson & Tourtillott, LLC, Denver, Colorado, will pass on the validity of the convertible notes and the class A common stock issuable upon their conversion. Mr. Friedlob, a member of the firm, is also a member of our Board of Directors and currently owns options to acquire 38,000 shares of class A common stock. Friedlob Sanderson Paulson & Tourtillott, LLC will rely on an opinion of Hale Lane Peek Dennison Howard and Anderson, Reno, Nevada, as to matters of Nevada law.


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   SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THE PROSPECTUS FOR CERTAIN RISKS
          YOU SHOULD CONSIDER BEFORE YOU PURCHASE ANY CONVERTIBLE NOTES
                       OR SHARES OF CLASS A COMMON STOCK.

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Neither the SEC nor any state securities commission has approved or determined whether the prospectus or this prospectus supplement is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
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             The date of this prospectus supplement is July 14, 2000


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